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                                                                      EXHIBIT 99


[WILLIAMS COMPANIES LOGO]

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07/30/01

                        WILLIAMS' 2ND QUARTER PERFORMANCE
                          EXCEEDS WALL STREET ESTIMATES

          SIGNIFICANT PROGRESS MADE ON ENERGY, POWER EXPANSION PROJECTS

TULSA, OKLA. -- Led by improved refining volumes and margins, higher natural gas production prices and a gain on the sale of convenience stores, Williams (NYSE:
WMB) today reported unaudited second-quarter income from continuing operations of $339.5 million, or 69 cents per share on a diluted basis. This compares with $286.4 million, or 63 cents per share on a diluted basis, during the same period a year ago.

The second quarter 2001 sale of the convenience stores improved earnings by 9 cents per share.

"All of our energy businesses performed within our expectations during the quarter, both financially and in significantly expanding our commercial reach," said Keith E. Bailey, chairman, president and chief executive officer. "The list of accomplishments includes progress toward closing the Barrett Resources acquisition, the ahead-of-schedule expansion of our western U.S. natural gas transportation system and starting construction on a major project to bring new supplies of natural gas to Florida. We also continued building our first deepwater natural gas gathering project in the Gulf of Mexico.

"We have growth projects in active development in nearly half the states in the country, including a project to more than double our capacity to supply natural gas to California and Nevada," Bailey said. "Our power portfolio now covers six of the eight North American Electric Reliability Council regions and has increased about 35 percent from this time last year, totaling about 15,000 megawatts. As significantly, we were successful in mitigating the price risk on a significant portion of this growing portfolio.

"As notable as expanding to better serve existing markets or reach new ones, a nationally recognized survey recently described Williams as one of the nation's best interstate natural gas pipeline systems in terms of customer service," he said. "Categories where our people were recognized included integrity, quality and maturity of customer service representatives, and access to diverse sources of supply and premier markets."

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As a result of current performance and outlook for the remainder of the year,
Bailey said he now is comfortable with increasing previous earnings guidance for the full year to approach the current Wall Street consensus estimate of $2.32 per share.

Following is a summary of Williams' major business groups:

GAS PIPELINE, which provides natural gas transportation and storage services through systems that span the United States, reported second-quarter 2001 segment profit of $207 million, compared with $215.2 million during the same period a year ago.

Current period results were improved by a $27.5 million gain on the sale of a portion of Williams' investment in Northern Border Partners and a $15.1 million reduction of a liability associated with regulatory cost recovery. Results in the second quarter of last year benefited by approximately $64 million from rate refund liability reductions.

ENERGY SERVICES, which provides a full spectrum of traditional and leading-edge energy products and services, reported second-quarter 2001 segment profit of $524.8 million, compared with $413.5 million during the same period a year ago. Results of the major business segments within Energy Services are:

Energy Marketing & Trading, which provides energy commodities marketing and trading and price risk management services, reported second quarter segment profit of $273.2 million vs. $272.6 million for the same period last year. A quarterly comparison of results reflect approximately $20 million of increased segment profit from natural gas and electric power services over the second quarter of last year, which included a $26 million guarantee loss accrual resulting from the decision to discontinue certain third-party lending services. Offsetting this increase was lower segment profit from natural gas liquids, crude oil and refined products trading activities.

At June 30, Williams had net accounts receivable of approximately $302 million from power sales to the California Independent System Operator and the California Power Exchange Corporation, compared with $252 million at March 31 of this year. On July 25, the Federal Energy Regulatory Commission issued an order related to its power pricing methodology in California from October 2, 2000, through June 20 of this year. Implementing the order is not expected to have a materially adverse impact on Williams' results from operations.

Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids transportation, fractionation and storage services, reported second quarter segment profit of $40.8 million vs. $71.1 million for the same period last year. The decrease primarily was due to lower domestic liquids margins and volumes. Domestic liquids margins averaged 8 cents per gallon during the second quarter of 2001, compared with 12.5 cents during the same period last year. In addition, this quarter's results include a $10.9 million impairment of certain natural gas gathering assets in south Texas that the company plans to sell.

Petroleum Services, which includes refining, travel centers, petroleum products transportation and terminals, bio-energy and olefins production, reported second quarter segment profit of $160.2 million vs. $57 million for the same period last year. The improved results are primarily due to a


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$72.1 million gain on the May sale of Williams' 198 convenience stores in the
Lower 48, higher Mid-south refining margins and volumes and improved bio-energy margins, partially offset by increased Travel Center and convenience store losses.

Exploration & Production, which includes natural gas exploration, development and production in basins within the San Juan and Rocky Mountains, Texas, Louisiana and Gulf of Mexico, reported second quarter segment profit of $40.3 million vs. $10 million for the same period last year. The improvement primarily was due to increased prices for natural gas production volumes and equity earnings from Barrett Resources, reflecting Williams' acquisition of 50 percent of Barrett's common stock in mid June.

Also included within Energy Services is the International business unit, as well as the results of the recently created Williams Energy Partners. Combined segment profit for these two units was $10.4 million for the second quarter of 2001 vs. a profit of $4.3 million for the same period of last year.

CONFERENCE CALL

Keith Bailey will discuss second-quarter earnings during a conference call scheduled for 9 a.m. Eastern on Monday, July 30. To participate, dial:

Domestic: 800-289-0496
International: 913-981-5519
Request "Williams Analyst Conference Call"

For replays available through the end of day Aug. 6, dial:

Domestic: 888-203-1112
International: 719-457-0820
Conference ID: 523913

ABOUT WILLIAMS (NYSE: WMB) Williams, through its subsidiaries, connects businesses to innovative, reliable energy products and services. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


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CONTACT INFORMATION:

Jim Gipson                 Rick Rodekohr                Richard George
(918) 573-2111             (918) 573-2087               (918) 573-3679
jim.gipson@williams.com    rick.rodekohr@williams.com   richard.george@williams.com